UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
_______________________________
FORM 8-K
_______________________________

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): March 13, 2014 (March 7, 2014)

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ENDO INTERNATIONAL PLC
(Exact Name of Registrant as Specified in Its Charter)
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Ireland	001-36326	Not Applicable
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Glandore Business Centres No. 33 Fitzwilliam Square Dublin 2, Ireland (011)-353-1-669-6634
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Not Applicable
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On March 7, 2014, the Registrant announced that it had appointed Susan Hall, Ph.D. to the position of Executive Vice President, Chief Scientific Officer and Global Head of Research & Development and Quality, effective March 10, 2014. Dr. Hall will be based in Dublin, Ireland at Endo's new global corporate headquarters. Dr. Hall replaces Dr. Ivan P. Gergel, who is vacating his position as Executive Vice President, Research & Development and Chief Scientific Officer of the Registrant.
Dr. Hall, 44, joins the Registrant from Valeant Pharmaceuticals International, Inc, where she served as senior vice president and global head of research and development. In this position, she led the company's product pipeline and life cycle management activities and also had responsibility for quality compliance. In addition, Dr. Hall has also held various leadership roles in research & development at GlaxoSmithKline including clinical pharmacology, project management, medical affairs, and regulatory affairs. Dr. Hall holds a B.S. degree in pharmacology from the University of Leeds (U.K.) and a Ph.D. in Pharmacokinetics from the Department of Pharmacy, University of Manchester (U.K.).
In connection with Dr. Hall's appointment as Executive Vice President, Chief Scientific Officer and Global Head of Research & Development and Quality, she entered into an executive employment agreement (the Agreement) with the Registrant, dated March 6, 2014, which is effective upon the commencement of her employment with the Registrant (the "Employment Commencement Date"), which occurred on March 10, 2014.
The term of the Agreement begins on the Employment Commencement Date and ends on its third anniversary. Under the Agreement, Dr. Hall is entitled to base salary of $500,000 and an annual cash performance bonus with a target of 55% of salary and a maximum bonus of 200% of salary. Dr. Hall will receive a cash sign-on bonus of $150,000, an initial grant of restricted stock units valued at $500,000 with 33-1/3% vesting on each of the first three anniversaries of the grant date and an initial grant of performance share units valued at $500,000, vesting on the third anniversary of the grant date, subject to performance conditions being met.
The initial grant of restricted stock units vests immediately on Dr. Hall's termination due to death or disability, termination without cause or for good reason and is subject to double trigger vesting upon a change of control of the Registrant. The initial grant of performance share units vests at target on Dr. Hall's death, is eligible for continued vesting on Dr. Hall's termination due to disability, is deemed achieved at a multiple set forth in the Agreement upon a change of control of the Registrant and is eligible for prorated vesting on Dr. Hall's termination without cause or for good reason, provided she has completed at least eighteen months of service with the Registrant.
Dr. Hall is entitled to employee benefits, executive benefits, perquisites, reimbursement of expenses and vacation generally on the same basis as other senior executives. Because Dr. Hall will be residing in Ireland, the Agreement provides that the Company will tax equalize Dr. Hall in respect of her monetary remuneration under the Agreement, including base salary, all payments and benefits provided under incentive plans and other employee benefit plans, vacation pay, relocation reimbursements, severance pay, tax equalization payments and any other forms of compensation provided pursuant to the Agreement.  The overall intent of this provision is that Dr. Hall shall be in no better position with respect to taxation and shall receive the same amount of money that she would have received had Dr. Hall earned such income entirely in and as a permanent resident of Pennsylvania. Dr. Hall will be responsible for compliance with all applicable tax laws and regulations and for the payment of all income taxes, property taxes, custom duties, fees, licenses, and other taxes imposed on her by any authorities in Ireland, the U.S. or elsewhere.
The Agreement provides that, upon termination without cause or for good reason, Dr. Hall will be entitled to a prorated bonus for the year of termination (based on actual results), severance in an amount equal to two times the sum of her base salary and target bonus and continuation of medical and life insurance benefits for two years following termination. Receipt of this severance is conditioned on Dr. Hall's release of claims against the Registrant. Payments upon termination due to death or disability include a prorated bonus for the year of termination (based on actual results), and, in the event of disability, 24 months of salary continuation offset by disability benefits. Dr. Hall may reduce payments to the extent such payments would constitute “excess parachute payments” under Sections 280G and 4999 of the Internal Revenue Code.
The Agreement also contains covenants not to solicit for18 months, not to compete for 18 months, non-disparagement and cooperation in any investigations and litigation.
The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety to the full text of the Agreement, a copy of which is filed herewith as Exhibit 10.1 and is incorporated herein by reference.
A copy of the press release announcing the appointment of Dr. Hall is furnished herewith as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.    Financial Statements and Exhibits.
(d)    Exhibits.

Exhibit No.	Description
10.1	Executive Employment Agreement between Endo Health Solutions Inc., a wholly-owned subsidiary of Endo International plc, and Susan Hall, dated as of March 6, 2014 and effective March 10, 2014

99.1	Press Release of the Registrant dated March 7, 2014

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

ENDO INTERNATIONAL PLC
(Registrant)

By:	/s/ CAROLINE B. MANOGUE
Name:	Caroline B. Manogue
Title:	Executive Vice President, Chief Legal Officer & Secretary
Dated: March 13, 2014

INDEX TO EXHIBITS

Exhibit No.	Description
10.1	Executive Employment Agreement between Endo Health Solutions Inc., a wholly-owned subsidiary of Endo International plc, and Susan Hall, dated as of March 6, 2014 and effective March 10, 2014

99.1	Press Release of the Registrant dated March 7, 2014